Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HealthTronics, Inc.:

We consent to use of our report dated April 13, 2006, except as to Note L, 2005 information related to Specialty Vehicles and Manufacturing, CryoSurgery, Rocky Mountain Prostate Thermotherapies, and HIFU discontinued operations, which is as of March 12, 2007, with respect to the consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2005 of HealthTronics, Inc., which report appears in the December 31, 2007 annual report on Form 10-K of HealthTronics, Inc.

/s/ KPMG LLP
Austin, Texas

June 6, 2008